UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 12, 2019

CENTURY COMMUNITIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-36491	68-0521411
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8390 East Crescent Parkway, Suite 650 Greenwood Village, Colorado	80111
(Address of principal executive offices)	(Zip Code)

(303) 770-8300
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On February 12, 2019, Century Communities, Inc. (the “Company”) entered into a Commitment Increase and Joinder Agreement (the “Joinder Agreement”) with the subsidiary guarantors of the Company party thereto, BMO Harris Bank N.A., CIBC Bank USA, Flagstar Bank, FSB and LegacyTexas Bank, as lenders party thereto, and Texas Capital Bank, National Association, as Administrative Agent. The Joinder Agreement amends and supplements that certain Amended and Restated Credit Agreement, dated as of June 5, 2018, with Texas Capital Bank, National Association, as Administrative Agent, and the lenders party thereto, as amended (the “Credit Agreement”), which provided the Company with a revolving line of credit (the “Credit Facility”) of up to $590 million.

Pursuant to the Joinder Agreement (i) the Credit Facility is increased from $590 million to $640 million, (ii) BMO Harris Bank, N.A., CIBC Bank USA and Flagstar Bank, FSB increased their respective commitments under the Credit Agreement by $10 million, $5 million and $10 million, respectively; and (iii) LegacyTexas Bank was added as a lender and made a commitment of up to $25 million under the Credit Agreement.

The foregoing summary of the Joinder Agreement does not purport to be complete and is qualified in its entirety by reference to the complete terms of the Joinder Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1
Commitment Increase and Joinder Agreement, dated as of February 12, 2019, among  Century Communities, Inc., the subsidiary guarantors party thereto, BMO Harris Bank N.A.,  CIBC Bank USA, Flagstar Bank, FSB and LegacyTexas Bank, as lenders party thereto, and Texas Capital Bank, National Association, as Administrative Agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 15, 2019	CENTURY COMMUNITIES, INC.

	By:	/s/ David L. Messenger
Name:	David L. Messenger
Title:	Chief Financial Officer and Secretary